Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)

                        CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

                                 C O N T E N T S

Independent Auditors' Report................................................. 3

Consolidated Balance Sheet................................................... 4

Consolidated Statements of Operations........................................ 5

Consolidated Statements of Stockholders' Equity.............................. 6

Consolidated Statements of Cash Flows........................................ 7

Notes to the Consolidated Financial Statements............................... 8

                            HJ & ASSOCIATES, L.L.C.
                  CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
               American Institute of Certified Public Accountants
                Utah Association of Certified Public Accountants



                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Q-Seven Systems, Inc. and Subsidiary
(Formerly Downstream Incorporated - DSI)
Monheim, Germany

We have audited the accompanying consolidated balance sheet of Q-Seven Systems, Inc. and Subsidiary (formerly Downstream Incorporated - DSI) at December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Q-Seven Systems, Inc. and Subsidiary (formerly Downstream Incorporated - DSI) as of December 31, 1999 and the consolidated results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.



/S/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
May 10, 2000

                      Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)
                           Consolidated Balance Sheet

                                     ASSETS

                                                                 December 31,
                                                                     1999
                                                              -----------------
CURRENT ASSETS

   Cash                                                       $          57,534
   Accounts receivable (Notes 1 and 3)                                  388,112
                                                              -----------------
     Total Current Assets                                               445,646
                                                              -----------------
PROPERTY AND EQUIPMENT - NET (Notes 1 and 2)                                622
                                                              -----------------
     TOTAL ASSETS                                             $         446,268
                                                              =================


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Accounts payable                                           $         200,571
   Accrued expenses (Note 5)                                            167,073
   Income taxes payable (Note 1)                                         35,674
                                                              -----------------
     Total Current Liabilities                                          403,318
                                                              -----------------

COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' EQUITY

   Preferred stock: 50,000,000 shares authorized of
    $0.001 par value, -0- shares issued and outstanding                    -
   Common stock: 100,000,000 shares authorized of $0.001
    par value, 12,500,000 shares issued and outstanding                  12,500
   Additional paid-in capital (deficit)                                  (8,343)
   Retained earnings                                                     38,793
                                                              -----------------
     Total Stockholders' Equity                                          42,950
                                                              -----------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $         446,268
                                                              =================



     The accompanying notes are an integral part of these consolidated financial statements.

                      Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)
                      Consolidated Statements of Operations


                                                        For the Years Ended
                                                            December 31,
                                                -------------------------------------
                                                       1999                1998
                                                ------------------  -----------------

SALES                                           $        1,296,154  $         340,293

COST OF SALES                                              554,249             77,008
                                                ------------------  -----------------
GROSS MARGIN                                               741,905            263,285
                                                ------------------  -----------------
OPERATING EXPENSES

   Depreciation                                                 90             -
   Selling, general and administrative                     743,533            192,633
                                                ------------------  -----------------
     Total Operating Expenses                              743,623            192,633
                                                ------------------  -----------------
OPERATING INCOME (LOSS)                                     (1,718)            70,652
                                                ------------------  -----------------
OTHER INCOME (EXPENSES)
   Interest income                                           4,175              1,358
                                                ------------------  -----------------
     Total Other Income                                      4,175              1,358
                                                ------------------  -----------------
NET INCOME BEFORE INCOME TAXES                               2,457             72,010

INCOME TAXES (Note 1)                                       35,674             -
                                                ------------------  -----------------
NET INCOME (LOSS)                               $          (33,217) $          72,010
                                                ==================  =================
BASIC INCOME (LOSS) PER SHARE (Note 1)          $            (0.00) $            0.01
                                                ==================  =================



     The accompanying notes are an integral part of these consolidated financial statements.

                      Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)
                 Consolidated Statements of Stockholders' Equity


                                                                                Additional
                                                  Common Stock                   Paid-In
                                    -------------------------------------------- Capital            Retained
                                          Shares               Amount           (Deficit)           Earnings
                                    -----------------  ------------------  ------------------  -----------------
Balance,
 December 31, 1997                          7,900,000  $            7,900  $           (2,900) $          -

Capital contributions, 1998                    -                   -                   56,425             -

Net income for the year ended
 December 31, 1998                             -                   -                   -                  72,010
                                    -----------------  ------------------  ------------------  -----------------
Balance,
 December 31, 1998                          7,900,000               7,900              53,525             72,010

Recapitalization                            4,600,000               4,600             (75,265)            -

Capital contributions, 1999                    -                   -                   13,397             -

Net loss for the year ended
 December 31, 1999                             -                   -                   -                 (33,217)
                                    -----------------  ------------------  ------------------  -----------------
Balance,
 December 31, 1999                         12,500,000  $           12,500  $           (8,343) $          38,793
                                    =================  ==================  ==================  =================



     The accompanying notes are an integral part of these consolidated financial statements.

                      Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)
                      Consolidated Statements of Cash Flows

                                                                                    For the Years Ended
                                                                                        December 31,
                                                                           -------------------------------------
                                                                                  1999                1998
                                                                           ------------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                                       $          (33,217) $          72,010
   Adjustments to reconcile net loss to net cash
    used in operating activities:
     Depreciation                                                                          90             -
   Changes in operating assets and liabilities:
     (Increase) in accounts receivable                                               (285,826)          (102,286)
     Increase in accounts payable                                                     200,571             -
     Increase in accrued expenses                                                     126,841             24,522
     Increase in income taxes payable                                                  35,674             -
                                                                           ------------------  -----------------
       Net Cash (Used) Provided in Operating Activities                                44,133             (5,754)
                                                                           ------------------  -----------------
CASH FLOWS FROM INVESTING ACTIVITIES                                                   -                  -
                                                                           ------------------  -----------------
CASH FLOWS FROM FINANCING ACTIVITIES

   Related party loans made                                                            -                 (55,667)
   Proceeds from additional capital contribution                                       13,397             56,425
                                                                           ------------------  -----------------
       Net Cash Provided by Financing Activities                                       13,397                758
                                                                           ------------------  -----------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                                                      57,530             (4,996)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                4              5,000
                                                                           ------------------  -----------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                     $           57,534  $               4
                                                                           ==================  =================
SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments For:

   Income taxes                                                            $           -       $          -
   Interest                                                                $           -       $          -

Non-Cash Financing Activities

   Stock issued for fixed assets                                           $              712  $          -



     The accompanying notes are an integral part of these consolidated financial statements.

                      Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998


NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          a. Organization

          Q-Seven Systems, Inc., formerly known as Downstream Incorporated - DSI ("the Company"), was incorporated under the laws of the State of Utah on November 26, 1996 to engage in the business of financial consulting.

          Q-Seven Systems, Inc. ("Q-Seven Nevada") was incorporated under the laws of the State of Nevada on May 18, 1999 for the purpose of acquiring marketing rights to a certain Internet user management software program, and to acquire X-Real Intertainment, Inc. Ltd., a corporation organized under the laws of the Bahamas on April 23, 1999 ("X-Real").

          X-Real   acquired  on  May  18,  1999,   from  X-Real  GbR,  a  German
          partnership, all of X-Real GbR's assets, which consist of six Internet pay sites.

          On May 24, 1999, the Company, Q-Seven Nevada and the shareholders of Q-Seven Nevada entered into an Agreement and Plan of Share Exchange whereby the Company acquired 100% of the issued and outstanding shares of Q-Seven Nevada for 7,900,000 shares of its common stock (the "Q-Seven Nevada Acquisition"). The Q-Seven Nevada Acquisition has been accounted for as a reverse merger.

          On May 26, 1999, Q-Seven Nevada acquired all issued and outstanding shares of common stock of X-Real (the "X-Real Acquisition"). The X-Real Acquisition was accounted for as a recapitalization because the partners of X-Real GbR became the shareholders of Q-Seven Nevada. Prior to the X-Real Acquisition, Q-Seven Nevada had no operations, assets or liabilities.

          b. Principles of Consolidation

          The accompanying consolidated financial statements include the accounts of Q-Seven Nevada, the acquiring company, and its wholly-owned subsidiary, X-Real. Intercompany accounts and transactions have been eliminated in consolidation.

          c. Accounting Method

          The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31, year end.

          d. Cash and Cash Equivalents

          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.



     The accompanying notes are an integral part of these consolidated financial statements.

                      Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998


NOTE 1 -  ORGANIZATION   AND   SUMMARY  OF   SIGNIFICANT   ACCOUNTING   POLICIES
          (Continued)

          e. Accounts Receivable

          Accounts receivable are shown net of the allowance for doubtful accounts of $-0- at December 31, 1999.

          f. Basic Income (Loss) Per Share

          The computations of basic loss per share of common stock are based on the weighted average number of common shares outstanding during the period of the consolidated financial statements as follows:

                                                   For the Years Ended
                                                       December 31,
                                                ---------------------------
                                                     1999          1998
                                                -------------  ------------

          Basic income (loss) per share:

            Income (loss) (numerator)           $     (33,217) $     72,010
            Shares (denominator)                   10,685,206     7,900,000
            Per share amount                    $       (0.00) $       0.01

          There were no common stock equivalents outstanding for the years ended December 31, 1999 and 1998. Accordingly, only the basic income (loss) per share has been calculated.

          g. Change in Accounting Principle

          In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivatives as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of this statement had no material impact on the Company's financial statements.

                      Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)
                 Notes to the Consolidated Financial Statements

NOTE 1 -  ORGANIZATION   AND   SUMMARY  OF   SIGNIFICANT   ACCOUNTING   POLICIES
          (Continued)

          h. Property and Equipment

          Property and equipment is recorded at cost. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed form the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as gain or loss on sale of equipment. Depreciation is computed using the straight-line method over a period of five years.

          i. Provision for Taxes

          A provision for income taxes charged to operations from inception on November 4, 1997 through December 31, 1999 has been established for the amount of $35,674. This amount is based on income tax rates in Germany and has been converted to U.S. dollars. X-Real was organized under the laws of Bahamas, however, even though X-Real has its statutory seat outside Germany, it is still subject to unlimited tax liability in Germany since the Company had its effective place of management in Germany.

          j. Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          k. Advertising

          The Company follows the policy of charging the costs of advertising to expense as incurred.

          l. Revenue Recognition Policy

          Revenue is recognized as the service is provided to and accepted by the customer.

          m. Concentrations of Risk

          Since the financial statements of X-Real must be translated in U.S. dollars, major changes in the currency exchange rate between the foreign denominations and U.S. dollars may have a significant impact on operations of the Company. Although the Company does not anticipate the currency exchange rate to be significantly different over the next 12 months, no such assurances can be given.

                      Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998


NOTE 2 -  PROPERTY AND EQUIPMENT

          Property and equipment consists of the following at December 31, 1999:

          Office equipment                               $           1,359
          Accumulated depreciation                                    (737)
                                                         -----------------
          Net property and equipment                     $             622
                                                         =================

          Depreciation expense for the years ended December 31, 1999 and 1998 was $90 and $-0-, respectively.

NOTE 3 -  ACCOUNTS RECEIVABLE

          X-Real conducts all of its business on the Internet, and all revenues are collected electronically. All revenue collections and refunds are managed by a corporation with which X-Real has a service agreement (Note 4). Collected funds are held by the service company for approximately 60 days before they are released to X-Real. The cost of sales under the service agreement related to the receivables are deducted from the amount released. These costs are classified as accounts payable and accrued expenses as of the balance sheet date.

NOTE 4 -  COMMITMENTS AND CONTINGENCIES

          Service Agreement

          X-Real owns several Internet pay sites, which are managed by a corporation (the "Provider"). The Provider assumes responsibility for the costs of operating the sites. In exchange, the Provider receives a percentage of the gross revenues of the sites as a service fee. The agreement can be terminated any time with a notice of 180 days.

          Licensing Agreement

          Q-Seven Nevada has an exclusive licensing agreement with Q-Seven Systems GmbH, a German corporation that develops software. Under the agreement, the Company has the unlimited right to sell licenses of the software worldwide for perpetuity. The Company incurs a royalty fee of 90% of the licensing income.

          Royalty expense was $180,995 and $-0- for the years ended December 31, 1999 and 1998, respectively.

                      Q-SEVEN SYSTEMS, INC. AND SUBSIDIARY
                    (Formerly Downstream Incorporated - DSI)
                 Notes to the Consolidated Financial Statements
                           December 31, 1999 and 1998


NOTE 5 -  ACCRUED EXPENSES

          At December 31, 1999, accrued expenses consisted of the following:

                                                                   December 31,
                                                                       1999
                                                                 --------------
          Cost of sales associated with receivables (Note 3)     $       99,546
          Advertising                                                    67,527
                                                                 --------------
                   Total Accrued Expenses                        $      167,073
                                                                 ==============

NOTE 6 -  SUBSEQUENT EVENTS

          Subsequent to December 31, 1999, the Company verbally agreed to sell 50% of the shares of X-Real Intertainment Inc. Ltd. to a Bahamian investment company for cash consideration of 1 million German marks (approximately $500,000 U.S. dollars based on the exchange rate at the end of March). The shares are to be issued when the entire consideration is received. As of April 28, 2000, only 500,000 German marks had been received by X-Real.